Exhibit 10.36

Agreement

This Agreement is made as of the 13th day of March, 2003 between Shanghai Teachers Training Centre (the “Shanghai”) and Today’s Teachers Technology and Culture Ltd. (the “TTTC”).

Whereas:

Both parties agree to jointly develop national grade A kindergarten curriculum and teacher’s manual. Details as follows:

1.

Shanghai is responsible for the development of the curriculum and the teacher’s manual, and the work should be completed within one year period. Detailed development requirements shall be confirmed by the final outline in due course;

2.

TTTC is responsible for the development cost including a RMB120,000 startup fund which should be paid to Shanghai in two installments;

3.

TTTC is responsible for the consulting fee and the conference cost of RMB60,000, author’s remuneration fee of RMB100 per 1,000 characters, drawing fee of RMB50 per picture, and the fees for editing and processing;

4.

The copyrights of the curriculum and the teacher’s manual and the right to select publisher as well as the distribution right all belong to TTTC. TTTC shall pay Shanghai a royalty which is equivalent to 1% of annual retail revenue;

5.

TTTC is responsible for the training of the curriculum and the teacher’s manual. The Parties will sign separate agreement with regard to the training plan and cost;

6.

The contents of the curriculum and the teacher’s manual shall be Shanghai’s own original contents. If there is any piracy or other violations of copyright, Shanghai shall take all the responsibilities and hold harmless and indemnify TTTC from the damages.

This agreement has an eight years term effective from the date both parties have duly executed this Agreement, as of the 13th day of March, 2003.

Shanghai:

Signature

TTTC:

Signature